EXHIBIT 10.C6

SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This is the Second Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”), effective May 3, 2007, between Crown Holdings, Inc. (the “Company”) and Raymond L. McGowan, Jr. (the “Executive”). Capitalized terms not defined herein shall have the meanings set forth in the Agreement.
WHEREAS, the Executive will retire from the Company effective May 1, 2015; and
WHEREAS, the Company has agreed to the continued vesting of certain equity grants previously made to the Executive and the Executive has agreed to extend the period during which the Executive is prohibited from competing with the Company.
NOW THEREFORE, in accordance with Section 11 of the Agreement and in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:
1.A new Section 4.9 is hereby added to the Agreement to read as follows:

“4.9 Continued Vesting of Equity-Based Awards. Notwithstanding the terms of the equity-based awards set forth on Schedule A to this Agreement (the “Awards”), and notwithstanding the termination of the Executive’s employment with the Company, the Awards shall continue to vest in the normal course on the dates specified in such Awards and subject to the performance criteria set forth therein.”
2.Section 8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Noncompetition. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the continued vesting of certain equity grants provided for in Section 4.9, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees, unless the Executive requests in writing to the Board, and is thereafter authorized in writing to do so by the Board, that (a) during his employment under this Agreement, and (b) thereafter until December 31, 2017, the Executive shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or provide consulting services to, or otherwise be connected in any manner with any business whose operations include metal packaging and which is doing business in any country in which the Company or any of its affiliates do business, including without limitation as a consultant or advisor with respect to the metal packaging business for any investment bank or advisory firm providing services to any purchaser, owner or investor or potential purchaser, owner or investor, with respect to any such business.

Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period described above from being a passive investor where he owns not more than five percent of the issued and outstanding capital stock of any publicly-held company. The Executive further agrees that during said period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate employment with the Company or hire any employee of the Company.”
Other than as modified by this Amendment, the Agreement is ratified and affirmed in all respects, and shall remain in full force and effect subject to the terms thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of February 26, 2015.

Crown Holdings, Inc.

/s/ Timothy J. Donahue
Timothy J. Donahue
President and Chief Operating Officer

Executive

/s/ Raymond L. McGowan Jr.
Raymond L. McGowan Jr.

Schedule A

Equity-Based Awards

Restricted Stock

Time-Based
2013 Award	3,719 shares	vesting date	2/28/16
2014 Award	3,246 shares	vesting date	1/3/16
2014 Award	3,245 shares	vesting date	1/3/17

10,210 shares

Performance-Based
2013 Award	23,487 shares	vesting date	2/28/16
2014 Award	17,867 shares	vesting date	1/3/17

41,354 shares